                                                                    EXHIBIT 99.1

                 BMC Software to Acquire New Dimension Software

HOUSTON, TX - (March 8, 1999) - BMC Software (Nasdaq: BMCS), the leader in providing Application Service Assurance (ASA(TM)) solutions that improve the availability, performance and recovery of business-critical applications, announced today that it has signed a Share Purchase and Tender Agreement to acquire New Dimension Software, Inc. (Nasdaq:DDDDF) for $52.50 per share. New Dimension Software is an industry leader in enterprise management, specializing in job scheduling, managing computer generated output and documents, and security and user administration. The acquisition complements BMC Software's pending merger with Boole & Babbage, Inc., which is expected to be completed on March 30. Boole & Babbage is currently the exclusive European distributor of New Dimension Software's products.

As a result of these strategic acquisitions, BMC Software accelerates the delivery of solutions that significantly reduce the complexity of managing large enterprises through innovative products, an extensive worldwide distribution network and superior technical expertise. BMC Software will gain a significant presence in Israel, home of New Dimension Software's worldwide headquarters and a major center for software development and technical expertise. BMC Software intends to maintain and expand New Dimension Software's operations in Israel.

"The acquisition of New Dimension Software is a perfect fit for BMC Software's global strategy of providing Application Service Solutions from the back office to the front office and beyond. This acquisition, along with our merger with Boole & Babbage, positions BMC Software as a top-tier player in the enterprise management industry focused on rapidly delivering value to a business, said Max Watson, chairman, president and CEO of BMC Software. "Today, there is already a significant degree of product integration between the companies which is good for our customers who gain focused, best-of-breed solutions that address their critical issues. This combination establishes a new center for technology building on strong skills and resources in Israel, which is renowned for its high degree of technical skills and superior technology workforce. We will be joining IBM, Intel, Microsoft and other leading high technology firms who have established significant operations in Israel."

"This transaction is a win-win for all parties: New Dimension Software, BMC Software, our customers and the industry as a whole. The unique combination of our companies' product sets, coupled with our existing distribution arrangement with Boole & Babbage, will enable the new BMC Software to provide state-of-the-art solutions to manage the entire enterprise," said Dan Barnea, CEO of New Dimension Software. "Our employees are looking forward to becoming part of the BMC Software family, one that has a global reputation for excellence and investment in the companies it acquires."

The transaction is a cash purchase valued at more than $650 million. BMC Software anticipates an in-process research and development charge of up to 30 percent of the purchase price, with amortization of identifiable intangible assets over four to five years. Because New Dimension Software is a non-U.S. corporation, BMC Software expects to treat the acquisition as an asset purchase for federal income tax purposes, which significantly improves anticipated earnings and cash flow. BMC Software will effect the acquisition through a cash tender offer for all outstanding New Dimension Software shares. BMC Software has entered into option agreements with two holders of more than 60 percent of the outstanding shares. The agreements give BMC Software the right to purchase these shares at the tender offer price for a stipulated period of time and require the shareholders to tender their shares to BMC Software.

"We are paying cash because we believe our stock is greatly undervalued and prefer to use cash as our acquisition currency," said Bill Austin, senior vice president and chief financial officer of BMC Software. "We will also avoid the significant delays associated with stock-based pooling transactions. We hope to close this transaction within the next 45 days, so that we begin our fiscal 2000 with both Boole & Babbage and New Dimension Software as part of BMC Software's operations."

When the New Dimension Software and Boole & Babbage transactions are completed, BMC Software will employ approximately 5,000 people in 26 countries. Trailing annual revenues of the combined companies will be approximately $1.4 billion.

BMC Software's ASA product lines ensure that key business applications are available, perform optimally and can be rapidly recovered in the event of an outage. This enhances the service delivered to the business by the information technology (IT) organization and significantly improves business productivity and return on investment in IT assets.

The company's combined product line will provide customers the ability to manage all components of the enterprise which affect application availability and the ability to solve unique application availability problems. Customers will realize these benefits:

        o Across all major platforms (OS/390, UNIX, NT, Internet)

        o Across database, middleware, mail and messaging, custom and packaged applications, Internet and Web servers

        o Across all major functional areas: event management, performance analysis, capacity planning, backup and recovery, job scheduling, output management and security administration

COMPANY BACKGROUNDS

BMC SOFTWARE, INC. is the leader in delivering Application Service Assurance
(ASA) solutions - enterprise-level software that supports and improves the availability, performance and recovery of critical applications and data in complex computing environments. BMC Software is the world's 12th largest independent software vendor and an S&P 500 company, with calendar 1998 revenues exceeding $955 million. The company is headquartered in Houston, Texas, with offices worldwide. For more information, please call 800 841-2031 or 713 918-8800 or visit BMC Software on the Web at www.bmc.com.

NEW DIMENSION SOFTWARE is a premier developer of systems management software for complex distributed systems. With the Company's tightly integrated family of products, all aspects of enterprise production, output and security can be effectively managed. By managing the flow of information between applications, systems, end users and administrators, New Dimension Software products allow organizations to achieve their business goals. Founded in 1983, the Company is based in Tel Aviv, with its North American subsidiary's headquarters in Irvine, Calif. and regional offices throughout the United States, Canada, Mexico and Australia. The Company's products are currently licensed to over 2,350 customers in more than 40 countries. For more information, please visit New Dimension Software on the Web at www.ndsoft.com.

This news release contains both historical information and forward-looking information. For example, statements in this discussion regarding BMC Software's future financial and operating results, the development of and anticipated markets for BMC Software's products, BMC Software's operating strategies, anticipated acquisition benefits and other statements that are not statements of historical fact are forward looking statements. Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met. Numerous important factors, risks and uncertainties affect BMC Software's operating results and could cause actual results to differ from the results implied by these or any other forward looking statements. These factors include, but are not limited to, the following: 1) BMC Software's revenues and earnings are subject to a number of factors, including the significant percentage of quarterly sales typically closed at the end of each quarter, that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) competition for BMC Software's products is increasing for both the open systems and the mainframe database utility products; 3) international results have been volatile over the last two years; 4) BMC Software continues to increasingly depend on large enterprise license transactions as an integral part of its core mainframe and distributed systems businesses; 5) the uncertainties of whether new software products and product strategies will be successful; 6) the high degree of difficulty of integrating different software products and technologies and the general risks associated with mergers of high technology companies, including the potential loss of key personnel and cultural conflicts; and 7) the additional risks and important factors described in BMC Software's, New Dimension Software's and Boole & Babbage's Annual Report to Stockholders on Forms 10-K and 10-Q and other filings with the SEC.

NOTE TO INTERESTED PARTIES: BMC Software has scheduled a conference call for 8:00 a.m. CST today to discuss the acquisition. Interested parties may participate by calling (847) 413-2900. You may also access the conference call over the Internet through Vcall at www.vcall.com. To listen to the live call, please go the web site at least fifteen minutes early to register, download, and install any necessary audio software.

EDITORS NOTE: BMC Software will be conducting additional conference calls for industry analysts and members of the media. Please see separate media alert for details.

BMC Software and the BMC Software logo are registered trademarks or trademarks of BMC Software, Inc. in the USA and in other select countries. New Dimension and the New Dimension logo are registered trademarks or trademarks of New Dimension, Inc. in the USA and in other select countries. Boole & Babbage and the Boole & Babbage logo are registered trademarks or trademarks of Boole & Babbage, Inc. in the USA and in other select countries. (R) and (TM) indicate USA registration or USA trademark. Other logos and product/trade names mentioned are registered trademarks or trademarks of their respective companies. BMC Software, New Dimension Software and Boole & Babbage are Equal Opportunity Employers.

MEDIA RELATIONS CONTACTS:

     BMC Software:                           Blanc & Otus: (For BMC Software)
     Pam Austin                              Jim McManus
     (713) 663-4812 or (617) 834-7180        (617) 225-9990
     pam_austin@bmc.com                      jmcmanus@bando.com

INVESTOR RELATIONS CONTACTS:

      BMC Software:      New Dimension Software:
      John Cox           Laurie Weller               Itzik Zion
      (713) 918-4291     (714) 757-4300 x392         972-3-645-1188
      john_cox@bmc.com   lauriew@irvine.ndsoft.com   itzikzi@telaviv.ndsoft.com

           Copyright (C) 1999 BMC Software, Inc. All rights reserved.
                     Legal and Privacy  Worldwide Locations